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                                                                   EXHIBIT 2.1



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                                                            EXECUTION COPY


                            AGREEMENT AND PLAN OF MERGER


                            DATED AS OF DECEMBER 11, 1998


                                       AMONG

                               TWIN ACQUISITION CORP.,

                                ALLIED DIGITAL, INC.

                                        AND

                             VAUGHN COMMUNICATIONS, INC.




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

                                 TABLE OF CONTENTS

ARTICLE 1 - THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.1 The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.2 Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     1.3 Effective Time of the Merger. . . . . . . . . . . . . . . . . . . . 2
     1.4 Effects of the Merger . . . . . . . . . . . . . . . . . . . . . . . 2
     1.5 Articles of Incorporation; Bylaws . . . . . . . . . . . . . . . . . 2
     1.6 Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     1.7 Officers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

ARTICLE 2 - EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
            CONSTITUENT CORPORATIONS . . . . . . . . . . . . . . . . . . . . 3
     2.1 Effect on Capital Stock . . . . . . . . . . . . . . . . . . . . . . 3
          (a) Common Stock of Sub. . . . . . . . . . . . . . . . . . . . . . 3
          (b) Cancellation of Treasury Stock and Parent-Owned
                    Company Common Stock . . . . . . . . . . . . . . . . . . 3
          (c) Conversion of Company Common Stock . . . . . . . . . . . . . . 3
          (d) Cancellation and Retirement of Company Common Stock. . . . . . 3
     2.2 Appointment of Exchange Agent . . . . . . . . . . . . . . . . . . . 4
     2.3 Payment of Merger Consideration . . . . . . . . . . . . . . . . . . 4
          (a) Persons Entitled to Merger Consideration . . . . . . . . . . . 4
          (b) Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . 4
     2.4 Stock Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
          (a) Cancellation of Company Stock Options. . . . . . . . . . . . . 4
          (b) Termination of Stock Plans . . . . . . . . . . . . . . . . . . 5
     2.5 Exchange of Certificates. . . . . . . . . . . . . . . . . . . . . . 5
          (a) Deposit Cash with Exchange Agent . . . . . . . . . . . . . . . 5
          (b) Exchange Procedures. . . . . . . . . . . . . . . . . . . . . . 5
          (c) Lost Certificates. . . . . . . . . . . . . . . . . . . . . . . 6
          (d) No Further Ownership Rights in Company Common Stock. . . . . . 6
          (e) Termination of Exchange Fund . . . . . . . . . . . . . . . . . 7
          (f) No Liability . . . . . . . . . . . . . . . . . . . . . . . . . 7
          (g) Investment of Exchange Fund. . . . . . . . . . . . . . . . . . 7

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . 7
     3.1 Representations and Warranties of the Company . . . . . . . . . . . 7
          (a) Organization, Standing and Corporate Power . . . . . . . . . . 7
          (b) Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . 8
          (c) Capital Structure. . . . . . . . . . . . . . . . . . . . . . . 8
          (d) Authority; Noncontravention. . . . . . . . . . . . . . . . . . 9
          (e) SEC Documents; Undisclosed Liabilities; Financial
                    Statements . . . . . . . . . . . . . . . . . . . . . . .10
          (f) Information Supplied . . . . . . . . . . . . . . . . . . . . .11
          (g) Absence of Certain Changes or Events . . . . . . . . . . . . .11

                                       i
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
          (h) Litigation; Labor Matters; Compliance with Laws. . . . . . . .12
          (i) Employee Matters . . . . . . . . . . . . . . . . . . . . . . .12
          (j) Tax Returns and Tax Payments . . . . . . . . . . . . . . . . .13
          (k) State Antitakeover Laws and Company Articles of
                  Incorporation Not Applicable . . . . . . . . . . . . . . .15
          (l) Environmental Matters. . . . . . . . . . . . . . . . . . . . .15
          (m) Personal Property; Real Property . . . . . . . . . . . . . . .16
          (n) Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . .18
          (o) Opinion of Financial Advisor . . . . . . . . . . . . . . . . .19
          (p) Board Recommendation . . . . . . . . . . . . . . . . . . . . .19
          (q) Required Company Vote. . . . . . . . . . . . . . . . . . . . .19
          (r) Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . .19
          (s) Permits. . . . . . . . . . . . . . . . . . . . . . . . . . . .20
          (t) Intellectual Property Rights . . . . . . . . . . . . . . . . .20
          (u) Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . .21
          (v) Certain Business Practices . . . . . . . . . . . . . . . . . .21
          (w) Year 2000. . . . . . . . . . . . . . . . . . . . . . . . . . .22
          (x) No Other Representations and Warranties. . . . . . . . . . . .22
     3.2 Representations and Warranties of Sub . . . . . . . . . . . . . . .22
          (a) Organization, Standing and Corporate Power . . . . . . . . . .22
          (b) Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . .23
          (c) Authority; Noncontravention. . . . . . . . . . . . . . . . . .23
          (d) Information Supplied . . . . . . . . . . . . . . . . . . . . .24
          (e) Absence of Certain Changes or Events . . . . . . . . . . . . .24
          (f) Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . .24
          (g) Financing. . . . . . . . . . . . . . . . . . . . . . . . . . .24
          (h) Certain Anti-takeover Provisions Not Applicable. . . . . . . .25
          (i) No Other Representations and Warranties. . . . . . . . . . . .25

ARTICLE 4 - COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR
            TO MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . .25
     4.1 Conduct of Business of the Company. . . . . . . . . . . . . . . . .25

ARTICLE 5 - ADDITIONAL AGREEMENTS. . . . . . . . . . . . . . . . . . . . . .28
     5.1 Preparation of Proxy Statement; Special Meeting . . . . . . . . . .28
          (a) Proxy Statement. . . . . . . . . . . . . . . . . . . . . . . .28
          (b) Special Meeting. . . . . . . . . . . . . . . . . . . . . . . .28
          (c) Stock Records. . . . . . . . . . . . . . . . . . . . . . . . .28
     5.2 Access to Information . . . . . . . . . . . . . . . . . . . . . . .28
          (a) Access . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
          (b) Report of Developments . . . . . . . . . . . . . . . . . . . .29
          (c) Commitment Notice. . . . . . . . . . . . . . . . . . . . . . .29
     5.3 Best Efforts. . . . . . . . . . . . . . . . . . . . . . . . . . . .29
     5.4 Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . .29
          (a) Obligation . . . . . . . . . . . . . . . . . . . . . . . . . .29

                                       ii
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
          (b) Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . .30
          (c) Scope. . . . . . . . . . . . . . . . . . . . . . . . . . . . .30
     5.5 Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .30
          (a) Obligation . . . . . . . . . . . . . . . . . . . . . . . . . .30
          (b) Obligation Upon Consummation of Merger . . . . . . . . . . . .30
     5.6 Public Announcements. . . . . . . . . . . . . . . . . . . . . . . .30
     5.7 Takeover Statutes . . . . . . . . . . . . . . . . . . . . . . . . .31
     5.8 No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . .31
     5.9 Certain Agreements. . . . . . . . . . . . . . . . . . . . . . . . .33
     5.10 Employee Benefits. . . . . . . . . . . . . . . . . . . . . . . . .33
     5.11 Certain Actions. . . . . . . . . . . . . . . . . . . . . . . . . .34
     5.12 Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .34

ARTICLE 6 - CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . .34
     6.1 Conditions to Each Party's Obligation to Effect the Merger. . . . .34
          (a) Company Shareholder Approval . . . . . . . . . . . . . . . . .34
          (b) HSR Act and other Authorizations . . . . . . . . . . . . . . .34
          (c) No Injunctions or Restraints . . . . . . . . . . . . . . . . .34
     6.2 Conditions to Obligation of Sub . . . . . . . . . . . . . . . . . .35
          (a) Representations and Warranties . . . . . . . . . . . . . . . .35
          (b) Performance of Obligations of the Company. . . . . . . . . . .35
          (c) Consents, etc. . . . . . . . . . . . . . . . . . . . . . . . .35
          (d) Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . .35
          (e) Opinion of Counsel to the Company. . . . . . . . . . . . . . .36
          (f) Contract Consents. . . . . . . . . . . . . . . . . . . . . . .36
          (g) Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . .36
          (h) Resignations . . . . . . . . . . . . . . . . . . . . . . . . .36
          (i) Pending Action . . . . . . . . . . . . . . . . . . . . . . . .36
          (j) Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . .36
          (k) Good Standing Certificates . . . . . . . . . . . . . . . . . .37
          (l) No Material Adverse Change . . . . . . . . . . . . . . . . . .37
          (m) Financing. . . . . . . . . . . . . . . . . . . . . . . . . . .37
          (n) Consent of Option Holders. . . . . . . . . . . . . . . . . . .37
          (o)Certain Transactions. . . . . . . . . . . . . . . . . . . . . .37
          (p)Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . .37
     6.3 Conditions to Obligation of the Company . . . . . . . . . . . . . .38
          (a) Representations and Warranties . . . . . . . . . . . . . . . .38
          (b) Performance of Obligations of Sub. . . . . . . . . . . . . . .38
          (c) Opinion of Counsel to Sub. . . . . . . . . . . . . . . . . . .38

ARTICLE 7 - TERMINATION, AMENDMENT AND WAIVER. . . . . . . . . . . . . . . .38
     7.1 Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . .38
     7.2 Effect of Termination . . . . . . . . . . . . . . . . . . . . . . .40
     7.3 Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . .40
     7.4 Extension; Waiver . . . . . . . . . . . . . . . . . . . . . . . . .40

                                       iii
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ARTICLE 8 - GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . .40
     8.1 Nonsurvival of Representations and Warranties . . . . . . . . . . .40
     8.2 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .40
     8.3 Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . .41
     8.4 Interpretation. . . . . . . . . . . . . . . . . . . . . . . . . . .50
     8.5 Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . .50
     8.6 Entire Agreement; No Third-Party Beneficiaries. . . . . . . . . . .50
     8.7 Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . .50
     8.8 Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . . .51
     8.9 Enforcement . . . . . . . . . . . . . . . . . . . . . . . . . . . .51
     8.10 Severability . . . . . . . . . . . . . . . . . . . . . . . . . . .51
     8.11 Guaranty . . . . . . . . . . . . . . . . . . . . . . . . . . . . .51

                                       iv
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                            AGREEMENT AND PLAN OF MERGER

       THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is entered into as of December 11, 1998, by and among Twin Acquisition Corp., a Minnesota corporation ("Sub") and a direct wholly owned subsidiary of Allied Digital, Inc., a New York corporation ("ADI"), Vaughn Communications, Inc., a Minnesota corporation (the "Company"), and ADI (for purposes of Section 8.11 only).

                                      RECITALS

A. The Boards of Directors of Sub and the Company have approved, and deem it advisable and in the best interests of their respective companies and shareholders to consummate, a merger of Sub with and into the Company (the "Merger"), with the Company as the surviving corporation (the "Surviving Corporation") in the Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each share of Common Stock, par value $.10 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time, other than (i) shares of Company Common Stock owned by the Company or by Sub or (ii) shares of Company Common Stock held by shareholders who properly exercise, preserve and protect their dissenters' rights under Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act ("MBCA") ("Dissenters' Rights"), will be converted into the right to receive, subject to the terms hereof, $10.00 per share in cash.

B. The Merger and this Agreement require the vote of a majority of the outstanding shares of Company Common Stock entitled to vote thereon for the approval thereof (the "Company Shareholder Approval") at a special meeting of the shareholders of the Company (the "Special Meeting").

C.     Certain capitalized terms shall have the meanings ascribed to them in
Section 8.3.

                                     AGREEMENT

       In consideration of the above recitals, and of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                     ARTICLE 1

                                     THE MERGER

       1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MBCA, Sub shall be merged with and into the Company at the Effective Time. Upon the Effective Time, the separate existence of Sub shall cease, and the Company shall continue as the Surviving Corporation having the name Vaughn Communications, Inc.

       1.2 CLOSING. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in Article 6, the closing of the Merger (the "Closing"), will take place at 10:00 a.m. Eastern time on the second Business Day after satisfaction of the conditions set forth in Article 6 (or, if not satisfied or waived at that time, as soon as practicable thereafter following satisfaction or waiver of the conditions set forth therein (the "Closing Date")) at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178 unless another date, time or place is agreed to in writing by the parties hereto.

       1.3 EFFECTIVE TIME OF THE MERGER. On the Closing Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the MBCA and shall make all other filings or recordings required under the MBCA. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Minnesota, or at such other time as is permissible in accordance with the MBCA and as Sub and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

       1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the MBCA.

       1.5    ARTICLES OF INCORPORATION; BYLAWS.

              (a) The Articles of Incorporation of the Company as they may be amended or restated (the "Articles") as in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

              (b) At the Effective Time, the bylaws attached hereto as Exhibit A shall be the bylaws of the Surviving Corporation until thereafter amended as provided by Law and such bylaws.

       1.6 DIRECTORS. The directors of the Surviving Corporation shall be the Persons designated by Sub immediately prior to the Effective Time, each to hold office in accordance with the Articles of Incorporation and the bylaws of the Surviving Corporation.

       1.7 OFFICERS. The officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time, in each case until their respective successors are duly elected or appointed and qualified.

                                     ARTICLE 2

                     EFFECT OF THE MERGER ON THE CAPITAL STOCK
                          OF THE CONSTITUENT CORPORATIONS

       2.1 EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

              (a) COMMON STOCK OF SUB. Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

              (b) CANCELLATION OF TREASURY STOCK AND SUB-OWNED COMPANY COMMON STOCK. Each share of the Company Common Stock that is owned by the Company and each share of Company Common Stock that is owned by Sub shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

              (c) CONVERSION OF COMPANY COMMON STOCK. Except as otherwise provided herein and subject to Sections 2.3 and 2.5, each issued and outstanding share (or any fraction thereof) of Company Common Stock, except for shares of Company Common Stock held by shareholders who validly exercise, preserve and protect their Dissenters' Rights, shall be converted into the right to receive $10.00 in cash from the Surviving Corporation (the "Merger Consideration").

              (d) CANCELLATION AND RETIREMENT OF COMPANY COMMON STOCK. As of the Effective Time, all shares of Company Common Stock (other than shares canceled pursuant to Section 2.1(b)) issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.1(c) upon surrender of such certificate in accordance with Section 2.5, and except for those holders who validly exercise, preserve and protect their Dissenters' Rights whose entitlement to receive any form of consideration under this Agreement shall be governed by Section 302A.473 of the MBCA ("Section 302A.473").

       2.2 APPOINTMENT OF EXCHANGE AGENT. Prior to the mailing of the Proxy Statement, Sub shall appoint a bank or trust company designated by Sub and reasonably satisfactory to the Company to act as exchange agent (the "Exchange Agent") for the payment of the Merger Consideration.

       2.3    PAYMENT OF MERGER CONSIDERATION.

              (a) PERSONS ENTITLED TO MERGER CONSIDERATION. The manner in which each share of Company Common Stock (other than shares of Company Common Stock to be canceled as set forth in Section 2.1(b)) shall be converted as of the Effective Time into the right to receive the Merger Consideration shall be as set forth in this Section 2.3. All references to "outstanding shares of Company Common Stock" in this
       Section 2.3 shall mean all shares of Company Common Stock outstanding immediately prior to the Effective Time. Each Person who is a record holder of shares of Company Common Stock as of the record date for the meeting of the Company's shareholders called to approve the Merger and this Agreement, and who has not validly exercised, preserved and protected Dissenters' Rights and remains a record holder of such stock until the Effective Time, will be entitled, with respect to all of his shares, to receive the Merger Consideration.

              (b) DISSENTERS' RIGHTS. Any holder of outstanding shares of Company Common Stock (other than shares referred to in Section 2.1(b)) who has not voted for the Merger and who has properly exercised, preserved and protected Dissenters' Rights shall be entitled to receive only such consideration as determined in accordance with
       Section 302A.473; PROVIDED, HOWEVER, that any holder of outstanding shares of Company Common Stock (other than shares referred to in Section 2.1(b)) who has not voted for the Merger, but has failed to properly exercise, preserve and protect Dissenters' Rights, shall be entitled to receive the Merger Consideration in accordance with the terms and conditions of this Agreement in lieu of the rights of a dissenting shareholder under Section 302A.473.

       2.4 STOCK PLANS. Prior to the mailing of the Proxy Statement, the Board of Directors of the Company (or, if appropriate, any committee administering the Stock Plans (as defined below)) shall adopt such resolutions or take such other actions as may be required to effect the following:

              (a) CANCELLATION OF COMPANY STOCK OPTIONS. Other than as expressly set forth in the Willette Option Termination Agreement, the Company shall adjust the terms of all outstanding options to purchase shares of Company Common Stock ("Company Stock Options") granted under the Company's 1983 Incentive Stock Option Plan, the Company's 1985 Stock Option Plan, the Company's 1988 Stock Option Plan, the Company's 1990 Discounted Stock Option Plan, the Company's 1990 Non-Employee Directors Stock Option Plan, the Company's 1990 Company Wide Stock Option Plan, the Company's 1995 Stock Option Plan, the Company's 1995 Non-Employee Directors Stock Option Plan or the Company's 1998 Stock Option Plan and any other plan or arrangement providing for the issuance or grant of any interest in respect of capital stock of the Company or any former Subsidiary (collectively, the "Option Plans") to provide that, at the

       Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be canceled and thereafter the former holder thereof shall be entitled by having held such Company Stock Option only to a payment from the Surviving Corporation (subject to any applicable withholding taxes, as the case may be) equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Stock Option and (ii) the excess of $10.00 over the exercise price per share of Company Common Stock subject to such Company Stock Option, payable in cash immediately following the Effective Time.

              (b) TERMINATION OF STOCK PLANS. Except as otherwise agreed to in writing by Sub, the Option Plans and any other plan, program or arrangement providing for the issuance or grant of any interest in respect of the capital stock of the Company or any former Subsidiary (collectively, the "Stock Plans") shall terminate as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of a Company Stock Option nor any participant in any of the Stock Plans shall have any right thereunder to acquire any equity securities of the Company or the Surviving Corporation.

       2.5    EXCHANGE OF CERTIFICATES.

              (a) DEPOSIT CASH WITH EXCHANGE AGENT. As soon as reasonably practicable as of or after the Effective Time, Sub shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 2, the Merger Consideration.

              (b) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of an outstanding certificate or certificates which prior thereto represented shares of Company Common Stock (other than certificates held of record or beneficially by the Company or Sub and other than certificates held by a holder that has properly exercised, preserved and protected Dissenters' Rights) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificates to such Exchange Agent), and (ii) instructions for use in effecting the surrender of the certificates for the Merger Consideration. Upon proper surrender to the Exchange Agent of such certificates for cancellation, the holder of such certificates shall after the Effective Time be entitled only to the amount of cash into which the aggregate number of shares of Company Common Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing shares of Company Common Stock and if such certificates are presented to the Company for transfer, they shall be canceled against delivery of cash as hereinabove provided. If cash is to be remitted to a Person other than that in which the certificate for Company Common Stock surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the Person requesting such exchange shall establish to the satisfaction of the Surviving Corporation or its transfer agent that any transfer or other taxes required by reason of payment of Merger Consideration to a Person other than that of the registered holder of the certificate surrendered has been paid or is not applicable. Until surrendered as contemplated by this Section 2.5(b), each certificate for shares of Company Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest will be paid or will accrue on any cash payable as Merger Consideration.

              (c) LOST CERTIFICATES. In the event that a certificate for shares of Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to have been lost, stolen or destroyed, the amount to which such holder would have been entitled under Section 2.5(b) but for failure to deliver such certificate to the Exchange Agent shall nevertheless be paid to such holder, provided that the Surviving Corporation may, in its sole discretion and as a condition precedent to such payment, require such holder to give the Surviving Corporation a bond in such sum as it may reasonably direct as indemnity against any claim that may be had against the Surviving Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

              (d)    NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK.
       All cash paid upon the surrender for exchange of certificates representing shares of Company Common Stock in accordance with the terms of this Article 2 (including any cash paid pursuant to the valid exercise of Dissenters' Rights) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such certificates.

              (e) TERMINATION OF EXCHANGE FUND. Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to this
       Section 2.5 (the "Exchange Fund") which remains undistributed to the holders of the certificates representing shares of Company Common Stock for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of shares of Company Common Stock who have not theretofore complied with this
       Article 2 shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of their claim for cash.

              (f) NO LIABILITY. To the fullest extent permitted by Law, none of Sub, the Company or the Exchange Agent shall be liable to any Person in respect of cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of Company Common Stock shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any cash in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity), any such cash in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

              (g) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest the cash included in the Exchange Fund, as directed by the Surviving Corporation, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.


                                  ARTICLE 3

                        REPRESENTATIONS AND WARRANTIES

       3.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Sub as follows:

              (a) ORGANIZATION, STANDING AND CORPORATE POWER. The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted and to own, lease and operate all of its properties and assets. Except as set forth in Section 3.1(a) of the disclosure schedule (the "Company Disclosure Schedule") delivered to Sub by the Company at the time of execution of this Agreement, the Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties and assets makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect with respect to the Company. Attached as Section 3.1(a) of the Company Disclosure Schedule are complete and correct copies of the Articles and Bylaws of the Company.

              (b) SUBSIDIARIES. The Company has no Subsidiaries. The Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, business association, joint venture or other entity.

              (c) CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock, par value $.10 per share. Subject to any Permitted Changes as of the date of this Agreement, there are (i) 4,082,226 shares of Company Common Stock issued and outstanding; (ii) 320,824 shares of Company Common Stock issuable upon exercise of outstanding Company Stock Options granted under the Option Plans but not yet exercisable; and (iii) 203,095 shares of Company Common Stock issuable upon exercise of outstanding Company Stock Options granted under the Option Plans and immediately exercisable. Except as set forth above, no shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Stock Plans will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no outstanding bonds, debentures, notes or other Debt instruments or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth above, there are no outstanding securities, options, warrants, preemptive rights, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, pre-emptive right, call, right, commitment, agreement, arrangement or undertaking. Except as set forth in Section 3.1(c) of the Company Disclosure Schedule and other than the Company Stock Options, (i) there are no outstanding contractual obligations, commitments, understandings or arrangements of the Company to repurchase, redeem or otherwise acquire or make any payment in respect of or measured or determined based on the value or market price of any shares of capital stock of the Company and (ii) to the Knowledge of the Company, there are no irrevocable proxies with respect to shares of capital stock of the Company. Other than as set forth in Section 3.1(c) of the Company Disclosure Schedule, there are no agreements or arrangements pursuant to which the Company is or could be required to register shares of Company Common Stock or other securities under the Securities Act of 1933, as amended (the "Securities Act").

              (d) AUTHORITY; NONCONTRAVENTION. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the Company Shareholder Approval with respect to the consummation of the Merger, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or consummate the contemplated transactions, subject, in the case of the Merger, to the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Except as disclosed in Section 3.1(d) of the Company Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company under, (i) the Articles or bylaws, as they may be amended and restated (the "Bylaws"), of the Company,
       (ii) any Contract or Permit applicable to the Company or its properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Order, Laws, or arbitration award applicable to the Company or its properties or assets; other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate could not have a Material
       Adverse Effect with respect to the Company or could not prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement. No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the United States Securities and Exchange Commission (the "SEC") of (y) a proxy statement relating to the Company Shareholder Approval (such proxy statement as amended or supplemented from time to time, the "Proxy Statement"), and (z) such reports under the Securities Exchange Act of 1934 (the "Exchange Act") as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Minnesota, and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (iv) such other consents, approvals, Orders, authorizations, registrations, declarations, filings or notices as are set forth in Section 3.1(d) of the Company Disclosure Schedule. The Board of Directors (at a meeting duly called and held at which a quorum was present), based upon the unanimous recommendation of a committee (the "Special Committee") comprised solely of all of the Company's disinterested directors (as such term is defined in Section 302A.673 of the MBCA), has unanimously determined that the Merger is advisable and in the best interests of the Company and has unanimously resolved to recommend approval of the Merger and adoption of this Agreement by the holders of the Company Common Stock.

              (e)    SEC DOCUMENTS; UNDISCLOSED LIABILITIES; FINANCIAL
       STATEMENTS.

                     (i) The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since February 1, 1995 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the SEC Documents (the "SEC Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its former Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

                     (ii) The Company has furnished Sub with the unaudited consolidated balance sheet of the Company as of November 30, 1998 (after giving effect to the consummation of the disposition of the Products Division of the Company) (the "Unaudited Financial Statement"). The Unaudited Financial Statement fairly presents the consolidated financial position of the Company as of November 30, 1998 (after giving effect to the consummation of the disposition of the Products Division), and has been prepared in conformity with GAAP, except as otherwise specifically noted in the notes thereto.

                     (iii) Except for Liabilities which are accrued or reserved against in the SEC Financial Statements (or reflected in the notes thereto) or which were incurred after the date of the most recent SEC Financial Statements in the ordinary course of business and consistent with past practices or which are set forth in Section 3.1(e) of the Company Disclosure Schedule, the Company does not have any material Liabilities (whether absolute, accrued, contingent or otherwise).

              (f) INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company's shareholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Sub for inclusion or incorporation by reference therein.

              (g) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in Section 3.1(g) of the Company Disclosure Schedule, since February 1, 1995, the Company has conducted its business only in the ordinary course consistent with past practice, and since December 31, 1997, there is not and has not been: (i) any Material Adverse Change with respect to the Company; (ii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse Change with respect to the Company; (iii) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 4.1 without the prior consent of Sub; or
       (iv) any condition, event or occurrence which would prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

              (h)    LITIGATION; LABOR MATTERS; COMPLIANCE WITH LAWS.

                     (i) Except as set forth in Section 3.1(h) of the Company Disclosure Schedule, there is no suit, action or proceeding or investigation pending or, to the Knowledge of the Company, threatened against or affecting the Company and no basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Company or prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement, nor is there any Order of any Governmental Entity or arbitrator outstanding against the Company having, or which, insofar as reasonably could be foreseen by the Company, in the future could have, any such effect.

                     (ii) The Company is not a party to, or bound by, any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, and it is not the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is there any strike, work stoppage or other labor dispute involving it pending or, to its Knowledge, threatened, any of which could have a Material Adverse Effect with respect to the Company.

                     (iii) The conduct of the Business substantially complies with all statutes, Laws, regulations, ordinances, rules, judgments, Orders, decrees or arbitration awards applicable thereto, except for violations or failures so to comply, if any, that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect with respect to the Company.

              (i) EMPLOYEE MATTERS. The Company has delivered to Sub full and complete copies or descriptions of and Section 3.1(i) of the Company Disclosure Schedule sets forth a list of each material employment, severance, bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, phantom stock, performance unit, pension, retirement, deferred compensation, welfare or other employee benefit agreement, trust fund or other arrangement and any union, guild or collective bargaining agreement maintained or contributed to or required to be contributed to by the Company or any of its ERISA Affiliates, for the benefit or welfare of any director, officer, employee or former employee of the Company or any of its ERISA Affiliates (such plans and arrangements being collectively the "Company Benefit Plans"), whether or not subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Each of the Company Benefit Plans is in material compliance with all applicable Laws including ERISA and the Code and all contributions have been made on a timely basis. The Liabilities accrued under each Company Benefit Plan are reflected on the latest balance sheet of the Company included in the SEC Documents in accordance with GAAP applied on a consistent basis. The Company has no Company Benefit Plan that is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA (a "Multiemployer Plan"). The Company has no Company Benefit Plan that is subject to Title IV of ERISA. There are no pending, threatened, or anticipated claims (other than routine claims for benefits or immaterial claims) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto. Each Company Benefit Plan intended to qualify under Section 401(a) of the Code has at all times since its adoption been so qualified, and each trust which forms a part of any such plan has at all times since its adoption been Tax-exempt under Section 501(a) of the Code. Neither the Company, any former Subsidiary nor any ERISA Affiliate has incurred any liability for any Tax imposed under Section 4971 through 4980B of the Code or civil liability under Section 502(i) or (l) of ERISA. No benefit under any Company Benefit Plan, including, without limitation, any severance or parachute payment plan or agreement, will be established or become accelerated, vested or payable by reason of any transaction contemplated under this Agreement, other than as specifically set forth in Section 2.4 hereof or in the employment agreements with Donald J. Drapeau and M. Charles Reinhart. No Company Benefit Plan provides health or death benefit coverage beyond the termination of an employee's employment, except as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or any State Laws requiring continuation of benefits coverage following termination of employment. "ERISA Affiliate" means, with respect to any Person, any trade or business, whether or not incorporated, that together with such Person would be deemed a "single employer" within the meaning of Section 4001(a)(15) of ERISA.

              (j) TAX RETURNS AND TAX PAYMENTS. The Company and each of its former Subsidiaries has timely filed (or, as to former Subsidiaries, the Company has filed on its behalf) all Tax Returns required to be filed by it, has paid (or, as to former Subsidiaries, the Company has paid on its behalf) all Taxes shown thereon to be due and has provided (or, as to former Subsidiaries, the Company has made provision on its behalf of) specific reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. Except as set forth in Section 3.1(j) of the Company Disclosure Schedule: (i) no claim for unpaid Taxes has been asserted by a Tax authority or has become a Lien (except for Liens for Taxes not yet due and payable) against the property of the Company or any of its former Subsidiaries or is being asserted against the Company or any of its former Subsidiaries; (ii) no audit, examination, investigation or other proceeding in respect of any Tax or of any Tax Return of the Company or any of its former Subsidiaries is being conducted, threatened or pending by a Tax authority; (iii) no extension of the statute of limitations on the assessment of any Taxes has been granted by the Company or any of its former Subsidiaries and is currently in effect; (iv) all Tax Returns filed with respect to the Company or any of its former Subsidiaries are complete and accurate in all material respects; (v) none of the Company or any of its former Subsidiaries has made an election under
       Section 341(f) of the Code; (vi) none of the Company or its former Subsidiaries is a party to any agreement or arrangement that could reasonably be expected to result, separately or in the aggregate, in the actual or deemed payment by the Company or a former Subsidiary of any "excess parachute payments" within the meaning of Section 280G of the Code or any amount that is subject to Section 162(m) of the Code;
       (vii) none of the Company or its former Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in
       Section 897(c)(1)(A)(ii) of the Code; (viii) all Taxes required to be withheld, collected or deposited by or with respect to the Company and its former Subsidiaries have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant Tax authority, except, in each case, to the extent that failing to so withhold, collect, deposit or pay would not have a Material Adverse Effect; (ix) none of the Company or its former Subsidiaries has issued or assumed (A) any obligations described in
       Section 279(b) of the Code, (B) any applicable high yield discount obligations, as defined in Section 163(i) of the Code, or (C) any registration-required obligations, within the meaning of Section 163(f)(2) of the Code, that are not in registered form; (x) there are no requests for information currently outstanding that could affect the Taxes of the Company and its former Subsidiaries; and (xi) there are no proposed reassessments of any property owned by the Company or any of its former Subsidiaries or other proposals that could increase the amount of any Tax to which the Company or any of its former Subsidiaries would be subject. Neither the Company nor any of its former Subsidiaries is or has been a member of any consolidated, combined, unitary or aggregate group for Tax purposes except such a group consisting only of the Company and its former Subsidiaries. As used herein: "Tax Return" shall mean any return, report or statement required to be filed with any Governmental Entity with respect to Taxes; the "Code" shall mean the Internal Revenue Code of 1986, as amended; and "Tax" or "Taxes" shall mean all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever together with all interest, penalties, fines and additions to tax imposed with respect to such amounts and any interest in respect of such penalties and additions to tax.

              (k) STATE ANTI-TAKEOVER LAWS AND COMPANY ARTICLES OF INCORPORATION NOT APPLICABLE. The Board of Directors of the Company and the Special Committee (which Special Committee has been duly constituted pursuant to Section 302A.673 of the MBCA and consists only of, and includes all, disinterested directors as defined in such Section) have approved this Agreement and the transactions contemplated hereby and such approval constitutes approval of the Merger and the other transactions contemplated hereby by the Board of Directors of the Company and the Special Committee under the provisions of Section 302A.673 of the MBCA and Article 12 of the Articles, such that Section 302A.673 of the MBCA and Article 12 of the Articles do not apply to this Agreement or the transactions contemplated hereby. The Merger does not constitute a "control share acquisition" subject to the provisions of Section 302A.671 of the MBCA, by virtue of Section 302A.011, Subd. 38(d) of the MBCA. No other state takeover statute or similar statute or regulation of the State of Minnesota applies or purports to apply to this Agreement or the transactions contemplated hereby and no other provision of the Articles, Bylaws or other governing instruments of the Company or the terms of any agreement of the Company would, directly or indirectly, restrict or impair the ability of ADI to vote, or otherwise to exercise the rights of a shareholder with respect to, securities of the Company that may be acquired or controlled by ADI by virtue of this Agreement or the transactions contemplated hereby or permit any shareholder of the Company to acquire securities of the Company on a basis not available to ADI in the event that ADI were to acquire securities of the Company. The Company is not a party to any rights or similar anti-takeover plan.

              (l) ENVIRONMENTAL MATTERS. Except as disclosed in Section 3.1(l) of the Company Disclosure Schedule: (i) to the Knowledge of the Company, the Company has obtained and holds all necessary Environmental Permits and each of the same are fully transferable to Sub; (ii) to the Knowledge of the Company, the Company is in material compliance with all terms, conditions and provisions of all applicable Environmental Permits and Environmental Laws; (iii) there are no past, pending or, to the Knowledge of the Company, threatened Environmental Claims against the Company, and the Company is not aware of any facts or circumstances which could reasonably be expected to form the basis for any Environmental Claim against the Company; (iv) to the Knowledge of the Company, no Releases of Hazardous Materials have occurred at, from, in, to, on, or under any Site and no Hazardous Materials are present in, on, about or migrating to or from any Site that could give rise to an Environmental Claim against the Company except in accordance with applicable Laws; (v) to the Knowledge of the Company, neither the Company, nor any predecessor of the Company, nor any entity previously owned by the Company has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off Site location which could result in an Environmental Claim against the Company; (vi) to the Knowledge of the Company, no Site is a current, or, to the Knowledge of the Company, proposed, Environmental Clean-up Site; (vii) to the Knowledge of the Company, there are no Liens (other than Permitted Liens) arising under or pursuant to any Environmental Law on any Site and there are no facts, circumstances, or conditions that could reasonably be expected to restrict, encumber, or result in the imposition of special conditions under any Environmental Law with respect to the ownership, occupancy, development, use, or transferability of any Site; (viii) to the Knowledge of the Company, there are no (A) underground storage tanks, active or abandoned, (B) polychlorinated biphenyl-containing equipment, or (C) asbestos-containing material at any Site; (ix) there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, on behalf of, or which are in the possession of the Company with respect to any Site which have not been delivered to Sub prior to execution of this Agreement; and (x) the Company is not subject to any Order by or with any Governmental Entity imposing any material Liability or obligations pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Material Adverse Effect on the Company.

              (m)    PERSONAL PROPERTY; REAL PROPERTY.

                    (i) Except as disclosed in Section 3.1(m)(i) of the Company Disclosure Schedule, the Company (A) has good, clear and marketable title to all of the personal properties reflected in the latest audited balance sheet included in the SEC Documents as being owned by the Company or acquired after the date thereof which are, individually or in the aggregate, material to the Business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business or in connection with the sale of the Products Division), free and clear of (1) all Liens except (x) statutory liens securing payments not yet due and (y) such imperfections or irregularities of title or other Liens (other than real property mortgages or deeds of trust) as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (2) all real property mortgages and deeds of trust and (B) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the SEC Documents or acquired after the date thereof which are material to the Business on a consolidated basis and is in possession of the properties purported to be leased thereunder (except leaseholds sold, assigned or otherwise disposed of in connection with the sale of the Products Division), and each such lease is valid without default thereunder by the lessee or, to the Company's Knowledge, the lessor.

                     (ii) Section 3.1(m)(ii) of the Company Disclosure Schedule contains a true, correct and complete list (including, without limitation, legal descriptions) of all real property owned by the Company (together with all buildings, improvements and structures thereon and all easements, rights of way, and appurtenances relating thereto, the "Owned Real Property").
              The Company owns the Owned Real Property in fee subject to no Liens (including, without limitation, leases, occupancy agreements, possessory rights, options and rights of first refusal) except as set forth in Section 3.1(m)(ii) of the Company Disclosure Schedule (the "Owned Real Property Permitted Liens").

                     (iii) Section 3.1(m)(iii) of the Company Disclosure Schedule contains a true, correct and complete list of all leases and subleases (including, without limitation, all modifications, extensions or amendments thereto) under which the Company is tenant or subtenant (as so modified, extended or amended, the "Real Property Leases"), including the date of each Real Property Lease, the premises demised thereunder (the "Leased Real Property," together with the Owned Real Property, the "Real Property"). The Real Property Leases are subject to no Liens (including, without limitation, leases, occupancy agreements, possessory rights, options and rights of first refusal) except as set forth in Section 3.1(m) of the Company Disclosure Schedule (the "Leased Real Property Permitted Liens," together with the Owned Real Property Permitted Liens, the "Permitted Liens").

                     (iv) Copies of the Real Property Leases and all mortgages, title insurance policies and other title related documents with respect to the Leased Real Property have been delivered to Sub by the Company. Subject to the terms of the respective Real Property Leases and the Leased

              Real Property Permitted Liens, to the Knowledge of the Company, the Company has a valid and subsisting leasehold estate in and the right to quiet enjoyment to each parcel of Leased Real Property for the full term of the respective Real Property Lease. The Real Property Leases are in full force and effect and are enforceable in accordance with their respective terms, except as such enforceability may be subject to or limited by bankruptcy, insolvency, reorganization or other similar Laws, now or hereafter in effect, affecting the enforcement of creditors' rights generally. The Company has not assigned, pledged, mortgaged, hypothecated or otherwise transferred any Real Property Lease. Except as set forth in Section 3.1(m)(iv) of the Company Disclosure Schedule, the Company has not sublet all or any portion of any Leased Real Property. To the Knowledge of the Company, there are no defaults by any tenant or landlord under any Real Property Lease, and no event has occurred or failed to occur which, with the giving of notice or the passage of time, or both, would constitute a default under any Real Property Lease. There are no disputes under any Real Property Lease. No penalties are accrued and unpaid under any Real Property Lease. As of the date of this Agreement, no landlord or tenant under any Real Property Lease has exercised any option or right to (A) cancel or terminate such Real Property Lease or shorten the term thereof, (B) lease additional premises, (C) reduce or relocate the premises demised by such Real Property Lease or (D) purchase any property. The Company does not owe nor will it owe any brokerage commissions or finder's fees with respect to any Real Property Lease or any renewal or extension thereof or the exercise of any right or option thereunder.

                     (v) No assessments or special assessments have been levied, or, to the Knowledge of the Company, are contemplated or pending, against any parcel of Real Property.

                     (vi) The Company is not in default under, nor has it breached any of the material terms of, any of the Permitted Liens.

                     (vii) To the Knowledge of the Company, the Real Property, including, without limitation, all buildings, building systems, structural components, roofs, and building equipment, are in good condition and repair (reasonable wear and tear excepted), suitable for (A) their intended purposes,
              (B) the purposes which they are currently being used and (C) the operation of the Business.

                     (viii) Except for the Real Property, the Company does
              not own or hold any interest in real property.

                     (ix) To the Knowledge of the Company, no portion of any parcel of Real Property is located in an area designated as a flood zone by any Governmental Entity.

                     (x) To the Knowledge of the Company, each parcel of Real Property is in compliance with all applicable Laws in all material respects, including, without limitation, the Americans with Disabilities Act and all building, zoning, environmental and health Laws. To the Knowledge of the Company, there are no notes or notices of violation of any Law affecting or against any parcel of Real Property.

                     (xi) There are no condemnation or appropriation proceedings pending or, to the Knowledge of the Company, threatened against any parcel of Real Property.

              (n) BROKERS. No broker, investment banker, financial advisor or other Person, other than EVEREN Securities, Inc., (pursuant to fee agreements, copies of which have been provided to Sub), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

              (o) OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of EVEREN Securities, Inc., dated the date of this Agreement (which opinion shall be updated within five (5) days prior to the mailing of the Proxy Statement), to the effect that the Merger Consideration to be received in the Merger by the Company's shareholders is fair to the holders of the Company Common Stock from a financial point of view, a signed copy of which opinion has been delivered to Sub.

              (p) BOARD RECOMMENDATION. The Board of Directors of the Company, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted 100% of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the shareholders of the Company, and (ii) resolved to recommend that the holders of the shares of Company Common Stock approve this Agreement and the transactions contemplated herein, including the Merger.

              (q) REQUIRED COMPANY VOTE. The Company Shareholder Approval, being the affirmative vote of a majority of the outstanding shares of the Company Common Stock, is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

              (r) INSURANCE. Since January 1, 1993, the Company has obtained and maintained in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms, with such deductibles and covering such risks, including fire and other risks insured against by extended coverage, as is customarily carried by reasonably prudent Persons conducting businesses or owning assets similar to those of the Company, and the Company has maintained in full force and effect liability insurance against claims for personal injury or death or property damage occurring in connection with the Business activities of the Company or any properties owned, occupied or controlled by the Company in such amount as is customarily carried by reasonably prudent Persons conducting businesses or owning assets similar to those of the Company. There is no material default with respect to any provision contained in any such policy or binder, nor has the Company failed to give any material notice or to present any material claim under any such policy or binders in due and timely fashion. There are no billed but unpaid premiums past due under any such policy or binder, the failure of which to be paid would result in the cancellation of such policy or binder. Except as otherwise set forth in Section 3.1(r) of the Company Disclosure Schedule, (i) there are no outstanding claims in excess of normal retentions that are not covered under any such policy or binder and, to the Knowledge of the Company, there has not occurred any event that might reasonably form the basis of any claim in excess of normal retentions that is not covered against or relating to the Company that is not covered by any such policy and binder; (ii) no notice of cancellation or non-renewal of any such policy or binder has been received; and (iii) except as set forth in Section 3.1(r) of the Company Disclosure Schedule, there are no performance bonds outstanding with respect to the Company.

              (s) PERMITS. Except as set forth in Section 3.1(s) of the Company Disclosure Schedule and except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Permits are valid and in full force and effect, (ii) the Company is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits and (iii) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement. The Company has all Permits necessary to carry on its business as currently conducted or as proposed to be conducted, except where the failure to have any Permit would not have a Material Adverse Effect.

              (t) INTELLECTUAL PROPERTY RIGHTS. The Company has interests in or uses only the Intellectual Property disclosed in Section 3.1(t) of the Company Disclosure Schedule in connection with the conduct of the Business. Except as set forth in Section 3.1(t) of the Company Disclosure Schedule, the Company either owns or has a valid and binding license to use each item of Intellectual Property set forth in
       Section 3.1(t) of the Company Disclosure Schedule. No other Intellectual Property is used or necessary in the conduct of the Business. Except as disclosed in Section 3.1(t) of the Company Disclosure Schedule, (i) the Company has the exclusive right to use the Intellectual Property disclosed in Section 3.1(t) of the Company Disclosure Schedule, (ii) all registrations with and applications to any Governmental Entity in respect of such Intellectual Property are valid and in full force and effect and are not subject to the payment of any Taxes or maintenance fees or the taking of any other actions by the Company to maintain their validity or effectiveness, (iii) there are no restrictions on the direct or indirect transfer of any license, or any interest therein, held by the Company in respect of such Intellectual Property, (iv) the Company has delivered to Sub prior to the execution of this Agreement documentation with respect to any invention, process, design, computer program or other know-how or trade secret included in such Intellectual Property, which documentation is accurate in all material respects and reasonably sufficient in detail and content to identify and explain such invention, process, design, computer program or other know-how or trade secret and to facilitate its full and proper use without reliance on the special knowledge or memory of any Person, (v) the Company has taken reasonable security measures to protect the secrecy, confidentiality and value of its trade secrets in respect of the Business, (vi) the Company is not, nor has it received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property and (vii) the Company does not have any Knowledge that such Intellectual Property is being infringed by any other Person. Except as set forth in Section 3.1(t) of the Company Disclosure Schedule, the Company has not received notice that the Company is infringing any Intellectual Property of any other Person in connection with the conduct of the Business; no claim is pending or, to the Knowledge of the Company, has been made to such effect that has not been resolved, and, to the Knowledge of the Company, the Company is not infringing any Intellectual Property rights of any other Person in connection with the conduct of the Business.

              (u) CONTRACTS. Section 3.1(u) of the Company Disclosure Schedule sets forth a list of all material Contracts to which the Company is a party or by or to which it or its assets are bound or subject, including, without limitation, (i) Contracts relating to the borrowing of money; (ii) Contracts with any current Affiliate or current or former officer or director of the Company; (iii) joint venture agreements between the Company and an unaffiliated third party; (iv) any Contracts providing for payments to or from the Company of $100,000 or more per year; (v) any license agreements, distribution agreements, franchise agreements or agreements in respect of similar rights granted to or held by the Company; (vi) any Contract that materially limits the freedom of the Company to compete in any line of business or with any Person or in any geographical area or which would so materially limit the freedom of the Company so to compete after the Effective Time; (vii) any other Contract not made in the ordinary course of business which Contract is material to the Company; (viii) any Tax sharing or Tax indemnity agreement or other similar arrangement or (ix) any lease (other than Real Property Leases). The Company has heretofore made available to Sub true and complete copies of each of the Contracts set forth in Section 3.1(u) of the Company Disclosure Schedule. Except for Contracts that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all Contracts disclosed in Section 3.1(u) of the Company Disclosure Schedule are valid and binding Contracts of the Company, are in full force and effect (except for those that have terminated or will terminate by their own terms), and the Company is not, nor, to the Knowledge of the Company, is any other party thereto, in default in any material respect under the terms of any such Contract.

              (v) CERTAIN BUSINESS PRACTICES. Neither the Company nor any of its directors, officers or employees or, to the Knowledge of the Company, agents or representatives (in their capacity as directors, officers, agents, representatives or employees) has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other Person acting on behalf of or under the auspices of a governmental official or Governmental Entity, in the United States or any other country, which is in any manner related to the Business, that was illegal under any Federal, state or local laws of the United States or any other country having jurisdiction; or (iii) made any payment to any customer or supplier of the Company or any officer, director, partner, employee or agent of any such customer or supplier for the unlawful sharing of fees or to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, or engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in respect of the Business.

              (w) YEAR 2000. Except as set forth in Section 3.1(w) of the Company Disclosure Schedule, the information systems (including all computer hardware and software) and technology (including, but not limited to, information technology, embedded systems, or any other electro-mechanical or processor-based system), owned, licensed or otherwise used by the Company are free of any "Year 2000 Problem" and any "9/9/99 Problem" such that such systems and technology do not and will not, without requiring any modifications, experience any malfunctions, premature cancellation or expiration of contractual rights or deletion of data, or any other problems in connection with
       (i) the year 2000 (and all subsequent years) as distinct from 1900's years, (ii) the date February 29, 2000, and all subsequent leap years, or (iii) the date September 9, 1999.

              (x) NO OTHER REPRESENTATIONS AND WARRANTIES. The Company represents and warrants that it is not relying upon any representations and warranties of Sub that are not contained in this Agreement or in the documents and instruments delivered with this Agreement and agrees that there shall not be deemed to be any other express or implied representations or warranties made by or on behalf of Sub in connection with the Merger or the other transactions contemplated by this Agreement (including the documents and instruments delivered with this Agreement).

       3.2 REPRESENTATIONS AND WARRANTIES OF SUB. Sub represents and warrants to the Company as follows:

              (a) ORGANIZATION, STANDING AND CORPORATE POWER. Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Sub is a newly formed Minnesota corporation and, except for activities incident to the acquisition of the Company, has not engaged in any business activities. On the Closing Date, all the outstanding shares of capital stock of Sub will have been validly issued and are fully paid and nonassessable and will be owned (of record and beneficially) by ADI, free and clear of all Liens. ADI is an indirect, wholly owned subsidiary of ADT.

              (b) SUBSIDIARIES. Sub has no Subsidiaries and during the period commencing with the date hereof and ending at the Effective Time will have no Subsidiaries.

              (c) AUTHORITY; NONCONTRAVENTION. Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Sub and the consummation by Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Sub. This Agreement has been duly executed and delivered by and constitutes a valid and binding obligation of Sub, enforceable against Sub in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default
       (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Sub under, (i) the Articles of Incorporation or bylaws of Sub, (ii) any Contract or Permit applicable to Sub or its properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Order, Laws or arbitration award applicable to Sub or its respective properties or assets; other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate could not have a Material Adverse Effect with respect to Sub or could not prevent, hinder or materially delay the ability of Sub to consummate the transactions contemplated by this Agreement. No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Sub in connection with the execution and delivery of this Agreement by Sub or the consummation by Sub of any of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form under the HSR Act, (ii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Minnesota, and (iv) such other consents, approvals, Orders, authorizations, registrations, declarations, filings or notices as may be required under the "takeover" or "blue sky" laws of various states.

              (d) INFORMATION SUPPLIED. None of the information supplied or to be supplied by Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company's shareholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

              (e) ABSENCE OF CERTAIN CHANGES OR EVENTS. Sub has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been (i) any Material Adverse Change with respect to Sub; (ii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse Change with respect to Sub; or (iii) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of Sub to consummate the transactions contemplated by this Agreement.

              (f) BROKERS. No broker, investment banker, financial advisor or other Person is entitled to or may be paid any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sub.

              (g)    FINANCING.

                     (i) Sub has provided to the Company true and complete copies of commitment letters (the "Bank Commitment Letters"), in each case dated December 1, 1998, from Fleet and CMP pursuant to which they have committed to provide, together with the equity financing referred to in clause (ii) below, all of the financing required in order to consummate the transactions contemplated by this Agreement and to fund what Sub reasonably believes to be the working capital needs of the Company following the Closing. The financing to be provided pursuant to the foregoing arrangements is hereinafter referred to as the "Financing." As of the date hereof, the Bank Commitment Letters relating to the Financing have not been withdrawn and are in full force and effect.

                     (ii) Sub has delivered to the Company a true and complete copy of a commitment letter addressed to ADI ("399 Commitment Letter"), dated as of December 1, 1998, from 399 Venture Partners, Inc. ("399") pursuant to which 399 (together with its Affiliates) will have available up to $15 million, subject to the terms and conditions set forth therein, for purposes of consummating the transactions contemplated by this Agreement. As of the date hereof, the 399 Commitment Letter has not been withdrawn and is in full force and effect.

              (h) CERTAIN ANTI-TAKEOVER PROVISIONS NOT APPLICABLE. To the Knowledge of Sub, neither Sub nor any Affiliate or associate was an "interested shareholder" of the Company as defined in Section 302A.011, Subd. 49(a) of the MBCA immediately prior to Sub's execution and delivery of this Agreement.

              (i) NO OTHER REPRESENTATIONS AND WARRANTIES. Sub represents and warrants that it is not relying upon any representations and warranties of the Company that are not contained in this Agreement or in the documents and instruments delivered with this Agreement or in the Company Disclosure Schedule and agrees that there shall not be deemed to be any other express or implied representations or warranties made by or on behalf of the Company in connection with the Merger or the other transactions contemplated by this Agreement (which includes the documents and instruments delivered with this Agreement and the Company Disclosure Schedule).


                                     ARTICLE 4

                     COVENANTS RELATING TO CONDUCT OF BUSINESS
                                  PRIOR TO MERGER

       4.1 CONDUCT OF BUSINESS OF THE COMPANY. From the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time (except as otherwise specifically required by the terms of this Agreement), the Company shall act and carry on the Business in the usual, regular and ordinary course of business consistent with past practice and, to the extent consistent therewith, use its best efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with it to the end that its goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company shall not directly or indirectly without the prior written consent of Sub:

              (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities or property in respect of, in lieu of or in substitution for shares of its capital stock, or
       (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except, in the case of clause (iii), for the acquisition of shares of Company Common Stock from holders of Company Stock Options in full or partial payment of the exercise price payable by such holder or tax liability arising in connection therewith, upon exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their present terms in the ordinary course of business;

              (b) authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any shares of the capital stock of the Company, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities or convertible securities or any other securities or equity equivalents (including, without limitation, stock appreciation rights), or contractual obligation valued or measured by the value or market price of Company Common Stock (other than the issuance of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with their present terms in the ordinary course of business, such issuance, together with the acquisitions of shares of Company Common Stock permitted under clause (a) above, being referred to herein as "Permitted Changes");

              (c) amend or otherwise modify its Articles, Bylaws or other comparable charter or organizational documents;

              (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association, or other business organization or division thereof;

              (e) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, except in the ordinary course of business consistent with past practice;

              (f) (i) incur any Debt or issue or sell any Debt securities or warrants or other rights to acquire any Debt securities of the Company, enter into any "keep well" or other agreement to maintain any financial statement condition of another

Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company;

       (g) acquire or agree to acquire any assets, or make or agree to make any capital expenditures except in the ordinary course of business consistent with past practice;

       (h) pay, discharge or satisfy any claims (including claims of shareholders), Liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction, of (i) Liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof, or (ii) Liabilities reflected or reserved against in, or contemplated by, the most recent consolidated audited financial statements (or the notes thereof) of the Company included in the SEC Documents, or waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing license, lease, Contract or other document, other than in the ordinary course of business consistent with past practice;

       (i) adopt or amend in any material respect (except as may be required by Law or by this Agreement) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement (including any Company Benefit Plan) for the benefit or welfare of any employee, director or former director or employee or, other than increases for individuals (other than officers and directors) in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any director, employee or former director or employee, pay any benefit not required by any existing plan, arrangement or agreement, grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof, other than any such increase or acceleration provided for under such policies as in effect on the date of this Agreement;

       (j) change any material accounting principle used by it, except for such changes as may be required to be implemented following the date of this Agreement pursuant to GAAP or rules and regulations of the SEC promulgated following the date hereof;

       (k) take any action that would, or is reasonably likely to, result in any of its representations and warranties in this Agreement becoming untrue, or in any of the conditions to the Merger set forth in Article 6 not being satisfied;

          (l) except in the ordinary course of business and consistent with past practice, make any Tax election, change any Tax accounting principle or practice or settle or compromise any federal, state, local or foreign income Tax Liability; and

          (m) authorize any of, or commit or agree to take any of, the foregoing actions.

     In addition, from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company shall deliver to Sub a copy of any material notice related to any Real Property or any Real Property Lease.

                                   ARTICLE 5

                             ADDITIONAL AGREEMENTS

     5.1  PREPARATION OF PROXY STATEMENT; SPECIAL MEETING.

          (a) PROXY STATEMENT. Promptly following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after it has been filed with the SEC unless the SEC has elected to review and comment upon the Proxy Statement, in which case the Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after the SEC has completed such review.

          (b) SPECIAL MEETING. The Company will, as promptly as practicable following the date of this Agreement, duly call, give notice of, convene and hold the Special Meeting. The Company will, through its Board of Directors, recommend to its shareholders approval of the foregoing matters, as set forth in Section 3.1(p). Such recommendation, together with a copy of the fairness opinion referred to in Section 3.1(o), shall be included in the Proxy Statement. The Company will use reasonable efforts to hold such meeting as soon as practicable after the date hereof.

          (c) STOCK RECORDS. The Company will cause its transfer agent to make stock transfer records relating to the Company available to the extent reasonably necessary to effectuate the intent of this Agreement.

     5.2  ACCESS TO INFORMATION.

          (a) ACCESS. From the date hereof through the Effective Time, the Company shall, and shall cause its officers, employees, counsel, financial advisors and other representatives to, afford to Sub and its representatives reasonable access during normal business hours during the period prior to the Effective Time to its properties, books, contracts, commitments, personnel and records and, during such period, shall, and shall cause its officers, employees and representatives to, furnish promptly to Sub (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (ii) all other information concerning its business, properties, financial condition, operations and personnel as Sub may from time to time reasonably request. No investigation pursuant to this
     Section 5.2 shall affect any representations or warranties of the Company herein or the conditions to the obligations of the parties hereto. All information obtained by Sub pursuant to this Section 5.2(a) shall be kept confidential in accordance with the confidentiality agreement dated March 30, 1998 between Citicorp Venture Capital, Ltd. and EVEREN Securities, Inc. (the "Confidentiality Agreement").

          (b) REPORT OF DEVELOPMENTS. From the date hereof through the Effective Time, the Company shall report on operational matters and promptly advise Sub orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect on the Company. Sub and the Company will give prompt written notice to the other of any event which could reasonably be expected to cause a breach of any of its own respective representations, warranties, covenants or other agreements contained in this Agreement.

          (c) COMMITMENT NOTICE. In the event that Fleet or CMP notifies ADI that any such Person is withdrawing its commitment contemplated by the applicable Bank Commitment Letter addressed to ADI and delivered by such Person, Sub shall promptly notify in writing the Company of such event.

     5.3 BEST EFFORTS. Each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement. Sub and the Company will use their best efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, Permits or authorizations are required to be obtained under any applicable Law or from any Governmental Entity or other Person in connection with the transactions contemplated by this Agreement and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, waivers, Permits or authorizations.

     5.4  INDEMNIFICATION.

          (a) OBLIGATION. For a period of six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company and its former Subsidiaries in respect of acts or omissions occurring prior to the Effective Time to the maximum extent provided under the Articles and Bylaws, or any of its former Subsidiaries' certificate of incorporation or bylaws, in either case, as in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

          (b) INSURANCE. For a period of six years after the Effective Time, the Surviving Corporation shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's or any of its former Subsidiaries' officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof (or, if such insurance policy cannot be obtained, such insurance policy on terms with respect to coverage and amount as favorable as can be obtained, subject to the proviso at the conclusion of this sentence), provided that, in satisfying its obligation under this Section 5.4(b), the Surviving Corporation shall not be obligated to pay premiums in excess of 150% of the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to Sub.

          (c) SCOPE. The provisions of this Section 5.4 are intended to be for the benefit of, and shall be enforceable by, each Person set forth in this Section 5.4 and his or her heirs and representatives.

     5.5  EXPENSES.

          (a) OBLIGATION. Subject to Section 5.5(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

          (b) OBLIGATION UPON CONSUMMATION OF MERGER. In the event the Merger is consummated, the Surviving Corporation shall be responsible for paying expenses incurred by or fees due to EVEREN Securities, Inc., the Company's financial advisor (excluding its fees for its fairness opinion); Gray, Plant, Mooty, Mooty & Bennett, P.A., the Company's legal counsel; and Ernst & Young LLP, the Company's independent auditors relating to the Merger and the transactions contemplated by this Agreement.

     5.6 PUBLIC ANNOUNCEMENTS. Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

     5.7 TAKEOVER STATUTES. If any "fair price," "moratorium," "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

     5.8  NO SOLICITATION.

          (a) From and after the date of this Agreement, until the earlier of the Effective Time or the termination of this Agreement, the Company shall not, and shall not authorize or permit any of its officers, directors, employees, agents, representatives or advisors to, (A) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate the submission of inquiries, proposals or offers from any Person relating to any acquisition or purchase of 5% or more of the consolidated assets of the Company (other than in the ordinary course of business) or of over 5% of any class of equity securities of the Company or any tender offer (including a self tender offer) or exchange offer that if consummated would result in any Person beneficially owning 5% or more of any class of equity securities of the Company, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement, or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would or could reasonably be expected to materially dilute the benefits to ADI or Sub of the transactions contemplated hereby (collectively, "Transaction Proposals") or agree to or endorse any Transaction
     Proposal, or (B) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other Person any information with respect to the Business, its properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing;
     PROVIDED, HOWEVER, that the foregoing shall not prohibit the Company from (i) furnishing information concerning the Company and the Business or its properties or assets pursuant to an appropriate and customary confidentiality agreement (which shall not be substantially less restrictive than any confidentiality agreement entered into by Sub in connection with the Merger) to a third party who has made an unsolicited Transaction Proposal, (ii) engaging in discussions or negotiations with a third party who has made an unsolicited Transaction Proposal,
     (iii) following receipt of an unsolicited Transaction Proposal, taking and disclosing to its shareholders a position contemplated by

     Rules 14d-9 and 14e-2 under the Exchange Act (provided no such position shall constitute a recommendation of such transaction if it does not constitute a Superior Acquisition Proposal) or otherwise complying with its duties of disclosure under applicable state law, and/or (iv) following receipt of an unsolicited Transaction Proposal, failing to make or withdrawing or modifying its recommendation referred to in Section 3.1(p), but in each case referred to in the foregoing clauses (i) through (iv) only if and to the extent that the Board of Directors of the Company shall have concluded in good faith, after consulting with financial advisors and considering the advice of outside counsel, that (1) such action is required by the Board of Directors of the Company in the exercise of its fiduciary duties to the shareholders of the Company and
     (2) such action is reasonably likely to be subject to completion and would, if consummated, result in a Superior Acquisition Proposal; PROVIDED, FURTHER, that the Board of Directors of the Company shall not take any of the foregoing actions referred to in clauses (i) through
     (iv) until after giving at least one Business Day's advance written notice to Sub with respect to the actions specified in the foregoing clauses (i) through (iv) that it shall take. In addition, if the Board of Directors of the Company receives a Transaction Proposal, then the Company shall promptly inform Sub in writing of the material terms of such proposal and the identity of the Person making it. As of the date hereof, the Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section by any director or executive officer of the Company or by any investment banker, financial adviser, attorney, accountant, or other representative of the Company shall be deemed to be a breach of this Section by the Company.

          (b)  If (i) this Agreement shall be terminated pursuant to
     Section 7.1(e) or 7.1(f)(ii) or (ii) (1) a Person (other than Sub) shall have made a Transaction Proposal, (2) the Agreement shall be terminated pursuant to Section 7.1(g), 7.1(f)(i), or 7.1(f)(iii) and
     (3) any Transaction Proposal (whether or not proposed prior to the Special Meeting to approve the Merger and whether or not it involves the Person making the Transaction Proposal referred to in Section 5.8(b)(ii)(1) above) shall have been consummated within 12 months following the termination of this Agreement, the Company shall pay to Sub, within twenty (20) Business Days following such occurrence, a fee of $1.9 million together with reimbursement of all reasonable out-of-pocket costs, fees and expenses, including, without limitation, the reasonable fees and disbursements of banks, investment banks, accountants or legal counsel and the expenses of any litigation incurred in connection with collecting the fees and other amounts provided for in this Section 5.8(b) up to a maximum amount of $900,000 in the aggregate for all such costs, fees and expenses; provided, however, such fee and reimbursed expenses shall be payable within sixty (60) days following the termination of this Agreement pursuant to
     Section 7.1(e) or 7.1(f)(ii) of this Agreement.

     5.9 CERTAIN AGREEMENTS. The Company will not waive or fail to enforce any provision of any confidentiality or standstill or similar agreement to which it is a party without the prior written consent of Sub.

     5.10  EMPLOYEE BENEFITS.

           (a) The Surviving Corporation shall maintain the Vaughn Communications, Inc. Flexible Spending Account from the Closing Date through March 31, 1999, for the benefit of those individuals who were employees of the Company immediately prior to the Closing Date and who participated in such account as of such date, provided, however, that the Surviving Corporation may elect to continue to maintain such account after such date in its sole discretion.

           (b) The Surviving Corporation shall maintain the Vaughn Communications, Inc. Retirement Savings Plan ("Savings Plan") after the Closing Date until such time as it deems appropriate to terminate such plan, in its sole discretion. Promptly after the termination of the Savings Plan, if any, the Surviving Corporation shall cause coverage under a defined contribution plan that is qualified under Section 401(a) of the Code to be extended to the employees of the Surviving Corporation who were eligible to actively participate in the Savings Plan as of the date of its termination. Such employees shall be granted service credit (for eligibility and vesting purposes only) under such defined contribution plan for service with the Company prior to the Closing Date.

           (c) The Surviving Corporation shall maintain the group health and dental plans sponsored by the Company after the Closing Date for those individuals who were employees of the Company immediately prior to the Closing Date, and who participate in such plans as of such date; PROVIDED, HOWEVER, that the Surviving Corporation may terminate such plans at any time after the Closing Date, as it determines in its sole discretion. Promptly after the termination of such plans, if any, such employees and their dependents shall be enrolled in such medical, dental and vision, and other employee welfare benefit plans that the Surviving Corporation shall offer to such employees in its sole discretion.

           (d) Nothing in this Section 5.10, express or implied, shall be construed to prevent the Surviving Corporation from (i) terminating or modifying to any extent the employment or the employment relationship of any employee at any time for any reason, or (ii) terminating or modifying to any extent or in any respect any employee benefit plan, program or arrangement that the Surviving Corporation may contribute to, maintain, or establish for the benefit of employees, directors, consultants, contractors or otherwise, at any time for any reason.

           (e) The Company and the Board of Directors shall cause the plan administrator of (or under) each of the Option Plans, and/or shall take such other steps as may be necessary or appropriate, to amend the Option Plans and adjust the Company Stock Options so that the holders of such Company Stock Options (the "Optionees"), upon consummation of the Merger, shall only be entitled, with respect to each applicable Company Stock Option, to the difference between (x) $10.00 MINUS (y) the applicable exercise price. In addition, the Company and the Board of Directors shall cause each Optionee (other than the Optionee who is a party to the Willette Option Termination Agreement) to execute a written consent, which consent shall authorize the cancellation of each Company Stock Option in exchange for an amount in cash equal to the amount described herein, and shall waive all of such Optionee's rights under the Option Plans and any related agreements, including but not limited to the right to receive capital stock of the Company upon exercise of the Company Stock Option.

     5.11 CERTAIN ACTIONS. The Company shall use its best efforts to take, or cause to be taken, the actions set forth in Section 5.11 of the Company Disclosure Schedule prior to the Closing Date.

     5.12 DEBT. The Company shall cause total Debt of the Company determined in accordance with GAAP as of the Effective Time not to exceed $20.5 million.

                                   ARTICLE 6

                             CONDITIONS PRECEDENT

     6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

           (a) COMPANY SHAREHOLDER APPROVAL. The Company Shareholder Approval shall have been obtained.

           (b) HSR ACT AND OTHER AUTHORIZATIONS. All waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and the parties shall have received all other authorizations, consents and approvals of Governmental Entities required in connection with the execution, delivery and performance of this Agreement; and, further, all such authorizations, consents and approvals (i) shall not impose any limitations or restrictions on Sub and (ii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived. Sub may, in its sole discretion, waive the condition under Section 6.1(b)(i) on behalf of both itself and the Company.

           (c) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining Order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; PROVIDED, HOWEVER, that the parties hereto shall use their best efforts to have any such injunction, Order, restraint or prohibition vacated.

     6.2 CONDITIONS TO OBLIGATION OF SUB. The obligation of Sub to effect the Merger is further subject to the satisfaction or waiver by Sub of the following conditions:

           (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects with respect to representations and warranties not qualified by materiality and in all respects with respect to representations and warranties qualified by materiality, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date). Sub shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

           (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed the covenants required to be performed by it under this Agreement at or prior to the Closing Date (except for such failures to perform as have not had or could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect with respect to the Company or adversely affect the ability of the Company to consummate the transactions herein contemplated or perform its obligations hereunder), and Sub shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

           (c) CONSENTS, ETC. Sub shall have received evidence, in form and substance reasonably satisfactory to it, that such Permits and Orders of Governmental Entities and other Persons as are necessary in connection with the transactions contemplated hereby have been obtained, except such Permits and Orders which are not, individually or in the aggregate, material to Sub or the Company or the failure of which to have been received would not materially dilute the aggregate benefits to ADI or Sub received in the Merger.

           (d) DISSENTERS' RIGHTS. Holders of not more than 10% of the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time have exercised, preserved and protected their Dissenters' Rights.

           (e) OPINION OF COUNSEL TO THE COMPANY. Sub shall have received, on and as of the Closing Date, an opinion of Gray, Plant, Mooty, Mooty & Bennett, P.A., counsel to the Company, substantially in the form of Exhibit B.

           (f)  CONTRACT CONSENTS.  The Company shall have delivered to Sub
     (i) written consents from the Persons who are parties to the Contracts set forth in Section 6.2(f)(i) of the Company Disclosure Schedule to
     (A) the transactions
     contemplated hereunder and (B) the reincorporation, subsequent to the Effective Time, of the Company in the State of Delaware pursuant to the merger of the Company with and into Vaughn Communications, Inc., to be formed as a Delaware corporation and wholly-owned Subsidiary of the Company and (ii) written evidence of the termination of the Contracts set forth in Section 6.2(f)(ii) of the Company Disclosure Schedule.

           (g) DEBT. Total Debt of the Company determined on a consolidated basis in accordance with GAAP as of the Effective Time shall not exceed $20.5 million.

           (h) RESIGNATIONS. The Company shall have received and accepted the resignations of the directors of the Company designated by Sub.

           (i) PENDING ACTION. There shall not be instituted or pending any Action or Proceeding by any Governmental Entity, or any Action or Proceeding by any other Person, that has a reasonable likelihood of success before any Governmental Entity, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger or seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by this Agreement, (ii) seeking to restrain or prohibit the ownership or operation by Sub of all or any material portion of the Business or the assets of the Company, (iii) seeking to impose or confirm material limitations on the ability of Sub to effectively control the Business or operations of the Company, or effectively to exercise full rights of ownership of shares of Company Common Stock or (iv) requiring divestiture by Sub of any shares of Company Common Stock, and no Governmental Entity shall have issued any judgment, Order, decree or injunction, and there shall not be any statute, rule or regulation, that in the reasonable judgment of Sub is likely, directly or indirectly, to result in any of the consequences referred to in the preceding clauses
     (i) through (iv).

           (j) TAXES. The Company shall have paid all applicable transfer, real property transfer, documentary stamp and similar Taxes (and the Company shall have properly executed all forms and Tax Returns required in connection therewith) in connection with the transactions contemplated hereby.

           (k) GOOD STANDING CERTIFICATES. The Company shall have delivered to Sub (i) copies of the Articles certified by the Minnesota Secretary of State, (ii) certificates from the Minnesota Secretary of State to the effect that the Company is in good standing or subsisting in the State of Minnesota, listing all charter documents of the Company on file and attesting to its payment of all franchise or similar Taxes, and
     (iii) a certificate from the Secretary of State or other appropriate official in each jurisdiction in which the Company is qualified or admitted to do business to the effect that the Company is duly qualified or admitted and in good standing in such jurisdiction.

              (l) NO MATERIAL ADVERSE CHANGE. Other than the transactions contemplated by the Asset Purchase Agreement, dated November 9, 1998, between the Company and Gift Connections, Inc., there has been no Material Adverse Change with respect to the Company taken as a whole since December 31, 1997.

              (m) FINANCING. Sub shall have received the proceeds from the Financing on terms reasonably satisfactory to Sub to enable Sub to consummate the transactions contemplated hereby; such terms and conditions to be deemed reasonably satisfactory to Sub if they are substantially similar to the terms and conditions of the Bank Commitment Letters and 399 Commitment Letter.

              (n) CONSENT OF OPTION HOLDERS. The Company shall have received a written consent of each Optionee, in the form satisfactory to Sub, authorizing the cancellation of each Company Stock Option in exchange for a payment in an amount described in Section 2.4 hereof, and waiving all of such Optionee's rights under the Option Plans and any related agreements, including but not limited to the right to receive capital stock of the Company upon exercise of the Company Stock Option.

              (o) CERTAIN TRANSACTIONS. The transactions contemplated by the Willette Option Termination Agreement and the Willette Subscription Agreement shall have been consummated.

              (p) AGREEMENT. The Olzenak Employment Agreement, (ii) the Reinhart Employment Agreement (as amended by Amendment No. 1, dated the date hereof) and (iii) the Willette Employment Agreement (as amended by Amendment No. 1, dated the date hereof) shall be in full force and effect.

       6.3 CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is further subjected to the satisfaction or waiver of the following conditions:

              (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Sub set forth in this Agreement shall be true and correct in all material respects with respect to representations and warranties not qualified by materiality and in all respects with respect to representations and warranties qualified by materiality, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date). The Company shall have received a certificate signed on behalf of Sub by a duly authorized executive officer of Sub to such effect.

              (b) PERFORMANCE OF OBLIGATIONS OF SUB. Sub shall have performed the covenants required to be performed by it under this Agreement at or prior to the Closing Date (except for such failures to perform as have not had or could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect with respect to Sub or adversely affect the ability of Sub to consummate the transactions herein contemplated or perform its obligations hereunder), and the Company shall have received a certificate signed on behalf of Sub by a duly authorized executive officer of Sub to such effect.

              (c) OPINION OF COUNSEL TO SUB. The Company shall have received, on and as of the Closing Date, an opinion of Oppenheimer, Wolff and Donnelly LLP, special Minnesota counsel to Sub, substantially in the form of Exhibit C.

                                     ARTICLE 7

                         TERMINATION, AMENDMENT AND WAIVER

       7.1 TERMINATION. This Agreement may be terminated and abandoned at any time prior to the Effective Time of the Merger, whether before or after approval of the Merger by the shareholders of the Company, applicable by written notice to the other party:

              (a)    by mutual written consent of Sub and the Company; or

              (b) by either Sub or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such Order or other action shall have become final and nonappealable; or

              (c) by either Sub or the Company, if the Merger shall not have been consummated on or before March 31, 1999 (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time); or

              (d) by either Sub or the Company, if any required approval of the shareholders of the Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof; or

              (e) by the Company, if at any time prior to the Effective Time, in the event that a Person has made a Transaction Proposal that the Board of Directors of the Company determines, in good faith, and after consultation with and advice from its financial advisors, is reasonably likely to be subject to completion and would, if consummated, result in a transaction more favorable, from a financial point of view, to the Company's shareholders than the transactions contemplated by this Agreement and the Merger (a "Superior Acquisition Proposal"); or

              (f) by Sub, if (i) the Board of Directors of the Company shall have withdrawn or modified or amended, in a manner adverse to Sub, either its approval or recommendation of this Agreement and the Merger or its recommendation that the Company's shareholders adopt and approve the transactions contemplated by this Agreement and the Merger, (ii) the Board of Directors of the Company shall have approved, recommended or endorsed any Superior Acquisition Proposal, or (iii) the Company has failed to duly call the Special Meeting to approve the Merger; or

              (g) by Sub, if the Company fails to perform any of its material obligations under this Agreement or has breached any material representation, warranty, or covenant contained herein when made or at any time prior to the Closing in any material respect, and after having been notified of such breach, the breach continues for thirty (30) days without cure after such notice; or

              (h) by the Company, if Sub fails to perform any of its respective material obligations under this Agreement or has breached any material representation, warranty or covenant contained herein when made or at any time prior to the Closing in any material respect, and after having been notified of such breach, the breach continues for thirty (30) days without cure after such notice.

              (i) by the Company, if Sub delivers the written notice to the Company contemplated by Section 5.2(c) with respect to either or both of the Bank Commitment Letters and, within 5 Business Days following the delivery of such written notice, Sub has not delivered to the Company either (i) a substitute commitment letter or letters on substantially the same terms and conditions as the applicable Bank Commitment Letter or Bank Commitment Letters which are the subject of the written notice contemplated by Section 5.2(c) or (ii) a written notice setting forth a waiver by Sub of the condition set forth in Section 6.2(m) with respect to that portion of the Financing to be provided under the relevant Bank Commitment Letter or Bank Commitment Letters, as the case may be.

       7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Sub as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any Liability or obligation on the part of Sub or the Company, other than pursuant to the provisions of Section 5.5 and this Section 7.2 and provided, further, that the Confidentiality Agreement shall survive any such termination. Nothing contained in this Section shall, however, relieve any party for any breach of the representations, warranties, covenants or agreements set forth in this Agreement prior to any such termination.

       7.3 AMENDMENT. This Agreement may be amended by the parties at any time before or after required approval of the Merger by the shareholders of the Company; PROVIDED, HOWEVER, that after such approval, there shall be made no amendment that by Law requires further approval by such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

       7.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                     ARTICLE 8

                                 GENERAL PROVISIONS

       8.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

       8.2 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

              (a)    if to Sub, to:

                     Twin Acquisition Corp.
                     c/o Allied Digital Technologies Corp.
                     140 Fell Court
                     Hauppauge, New York 11788
                     Telecopy No.: (516) 232-5370

                     with a copy to:

                     399 Venture Partners, Inc.
                     399 Park Avenue
                     New York, New York 10043
                     Attention:  Michael Delaney
                     Telecopy No.: (212) 888-2940

                            and

                     Morgan, Lewis & Bockius LLP
                     101 Park Avenue
                     New York, New York 10178
                     Attention:  Philip H. Werner, Esq.
                     Telecopy No.: (212) 309-6273

              (b)    if to the Company, to:

                     Vaughn Communications, Inc.
                     5050 West 78th Street
                     Minneapolis, Minnesota 55435
                     Attention:  Chief Executive Officer
                     Telecopy No.:  (612) 832-3241

                     with a copy to:

                     Gray, Plant, Mooty, Mooty & Bennett, P.A.
                     3400 City Center
                     33 South Sixth Street
                     Minneapolis, Minnesota 55402
                     Attention:  Nevin R. Harwood, Esq.
                     Telecopy No.:  (612) 333-0066

       8.3    DEFINITIONS.  For purposes of this Agreement:

              (a)    "399" has the meaning ascribed to it in Section 3.2(g)(ii).

              (b)    "399 Commitment Letter" has the meaning ascribed to it in
       Section 3.2(g)(ii).

              (c) "Actions or Proceedings" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit.

              (d)    "ADI" has the meaning ascribed to it in the Introduction.

              (e) "ADT" means Allied Digital Technologies Corp., a Delaware corporation

              (f) an "Affiliate" with respect to any Person, means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

              (g) "Agreement" has the meaning ascribed to it in the Introduction.

              (h)    "Articles" has the meaning ascribed to it in Section
       1.5(a).

              (i)    "Bank Commitment Letters" has the meaning ascribed to it in
       Section 3.2(g)(i).

              (j) "Business" means the business of the Company as presently conducted or proposed to be conducted.

              (k) "Business Day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day other than a day on which banks in New York, New York are required or authorized to be closed.

              (l)    "Bylaws" has the meaning ascribed to it in Section 3.1(d).

              (m) "Capital Lease Obligation" means, with respect to any Person and a capital lease, the amount of the obligation of such Person as the lessee under such capital lease which would, in accordance with GAAP, appear as a Liability on a balance sheet of such Person.

              (n)    "Certificate of Merger" has the meaning ascribed to it in
       Section 1.3.

              (o)    "Closing" has the meaning ascribed to it in Section 1.2.

              (p)    "Closing Date" has the meaning ascribed to it in
       Section 1.2.

              (q)    "CMP" means Citicorp Mezzanine Partners, L.P.

              (r)    "Code" has the meaning ascribed to it in Section 3.1(j).

              (s) "Company" has the meaning ascribed to it in the Introduction.

              (t)    "Company Benefit Plans" has the meaning ascribed to it in
       Section 3.1(i).

              (u) "Company Common Stock" has the meaning ascribed to it in the Recitals.

              (v) "Company Disclosure Schedule" has the meaning ascribed to it in Section 3.1(a).

              (w) "Company Shareholder Approval" has the meaning ascribed to it in the Recitals.

              (x)    "Company Stock Options" has the meaning ascribed to it in
       Section 2.4(a).

              (y) "Confidentiality Agreement" has the meaning ascribed to it in Section 5.2(a).

              (z) "Contract" means any agreement, lease, evidence of indebtedness, mortgage, indenture, license, security agreement or other contract (whether written or oral).

              (aa) "Debt" with respect to any Person means, at any time, without duplication, (i) Liabilities for borrowed money and redemption obligations in respect of mandatorily redeemable preferred stock; (ii) Liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all Liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property); (iii) Capital Lease Obligations of such Person; (iv) Liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not such Person has assumed or otherwise become liable for such Liabilities); (v) Liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money); (vi) Swap Obligations of such Person; (vii) any Tax Liability, whether or not accrued or owing, arising from a taxable event occurring before the Closing Date; and (viii) any Guaranty of such Person with respect to Liabilities of a type described in any of clauses (i) through (viii) hereof.

              (bb) "Dissenters' Rights" has the meaning ascribed to it in the Recitals.

              (cc)   "Effective Time" has the meaning ascribed to it in Section
       1.3.

              (dd) "Environment" means all air, surface water, groundwater, or land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

              (ee) "Environmental Claim" means any and all administrative or judicial actions, suits, orders, claims, Liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil (collectively, "Claims") pursuant to or relating to any applicable Environmental Law by any Person (including but not limited to any Governmental Entity, private person and citizens' group) based upon, alleging, asserting or claiming any actual or potential (i) violation of or Liability under any Environmental Law, (ii) violation of an Environmental Permit, or (iii) Liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, Release, or threatened Release into the Environment, of any Hazardous Materials at any location, including but not limited to any off-Site location to which Hazardous Materials or materials containing Hazardous Materials were sent for handling, storage, treatment or disposal.

              (ff) "Environmental Clean-up Site" means any location which is listed or proposed for listing on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding, or investigation related to or arising from any alleged violation of Environmental Law, or at which there has been a Release, or a threatened or suspected Release of a Hazardous Material.

              (gg) "Environmental Law" means any and all federal, state, local, provincial and foreign, civil and criminal Laws, statutes, ordinances, Orders, codes, rules, regulations, Environmental Permits, policies, guidance documents, judgments, decrees, injunctions, or agreements with any Governmental Entity, relating to the protection of health and the Environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of Hazardous Materials, whether now existing or subsequently amended or enacted, including but not limited to: the Clean Air Act, U.S.C. Section 7401 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. Section 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C.
       Section 136 et seq.; the Resource and Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; and the state analogies thereto, all as amended or superseded from time to time; and any common law doctrine, including but not limited to, negligence, nuisance, trespass, personal injury, or property damages related to or arising out of the presence, Release, or exposure to a Hazardous Material.

              (hh) "Environmental Permit" means any federal, state, local, provincial or foreign Permits, licenses, approvals, consents or authorizations required by any Governmental Entity under or in connection with any Environmental Law and includes any and all Orders, consent orders or binding agreements issued or entered into by a Governmental Entity under any applicable Environmental Law.

              (ii)   "ERISA" has the meaning ascribed to it in Section 3.1(i).

              (jj) "ERISA Affiliate" has the meaning ascribed to it in Section 3.1(i).

              (kk) "Exchange Act" has the meaning ascribed to it in Section 3.1(d).

              (ll)   "Exchange Agent" has the meaning ascribed to it in Section
       2.2.

              (mm) "Exchange Fund" has the meaning ascribed to it in Section 2.5(e).

              (nn) "Financing" has the meaning ascribed to it in Section 3.2(g)(i).

              (oo)   "Fleet" means Fleet National Bank, N.A.

              (pp) "GAAP" shall mean U.S. generally accepted accounting principles applied on a consistent basis throughout all applicable periods.

              (qq) "Governmental Entity" means any government or political subdivision thereof, whether foreign or domestic, federal, state, provincial, county, local, municipal or regional, or any other governmental entity, any agency, authority, department, division or instrumentality of any such government, political subdivision, or other governmental entity or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, any court, arbitral tribunal or arbitrator, and any nongovernmental regulating body, to the extent that the rules, regulations or Orders of such body have the force of Law.

              (rr) "Guaranties" by any Person means all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any Debt, cash dividend or other monetary obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person:
       (i) to purchase such Debt or obligation or any property or assets constituting security therefor; (ii) to advance or supply funds for the purchase or payment of such Debt or obligation; (iii) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Debt or obligation of the ability of the primary obligor to make payment of the Debt or obligation; or (iv) otherwise to assure the owner of the Debt or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Debt for borrowed money shall be deemed to be Debt equal to the principal amount of such Debt for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or Liability or any dividend shall be deemed to be Debt equal to the maximum aggregate amount of such obligation, Liability or dividend unless such Guaranty is limited.

              (ss) "Hazardous Material" means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, lead or lead-containing material, polychlorinated biphenyls, and any other chemicals, materials, substances or wastes in any amount or concentration which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous materials," "hazardous wastes," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "pollutants," "regulated substances," "solid wastes," or "contaminants" or words of similar import, under any Environmental Law.

              (tt)   "HSR Act" has the meaning ascribed to it in Section 3.1(d).

              (uu) "Intellectual Property" shall mean all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights, patents and patent rights, brand names, trade dress, business and product names, logos, slogans, trade secrets, inventions, processes, formulae, industrial models, processes, designs, specifications, data, technology, methodologies, computer programs (including all source codes), confidential and proprietary information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights, and the right to sue for past payment, if any, in connection with any of the foregoing, and all documents, disks and other media on which any of the foregoing is stored.

              (vv) "Knowledge" means actual or constructive knowledge without independent investigation of any current officer.

              (ww) "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Entity.

              (xx)   "Leased Real Property" has the meaning ascribed to it in
       Section 3.1(m)(iii).

              (yy) "Leased Real Property Permitted Liens" has the meaning ascribed to it in Section 3.1(m)(iii).

              (zz) "Liability" means all indebtedness, obligations and other liabilities (or contingencies that have not yet become liabilities) of a Person (whether absolute, accrued, contingent (or based upon any contingency), fixed or otherwise, or whether due or to become due).

              (aaa) "Liens" means all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

              (bbb) "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with the Company or Sub, any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, assets, properties, condition (financial or otherwise), prospects or results of operations of such party; PROVIDED, HOWEVER, that, a decline in general economic conditions affecting the Company or Sub shall not be deemed to be a "Material Adverse Change" or to have a "Material Adverse Effect" with respect to either such party or its Subsidiaries.

              (ccc)  "MBCA" has the meaning ascribed to it in the Recitals.

              (ddd)  "Merger" has the meaning ascribed to it in the Recitals.

              (eee)  "Merger Consideration" has the meaning ascribed to it in
       Section 2.1(c).

              (fff)  "Multiemployer Plan" has the meaning ascribed to it in
       Section 3.1(i).

              (ggg) "Olzenak Employment Agreement" means the Employment Agreement, dated the date hereof, between ADI and Douglas Olzenak.

              (hhh) "Option Plans" has the meaning ascribed to it in Section 2.4(a).

              (iii)  "Optionees" has the meaning ascribed to it in Section
       5.10(e).

              (jjj) "Order" means any writ, judgment, decree, injunction or similar order of any Governmental Entity (in each such case whether preliminary or final).

              (kkk)  "Owned Real Property" has the meaning ascribed to it in
       Section 3.1(m)(ii).

              (lll) "Owned Real Property Permitted Liens" has the meaning ascribed to it in Section 3.1(m)(ii).

              (mmm) "Permit" means any license, franchise, permit, certificate, approval, consent or other similar authorization affecting, or relating in any way to, the assets or Business of the Company.

              (nnn)  "Permitted Changes" has the meaning ascribed to it in
       Section 4.1(b).

              (ooo) "Permitted Liens" has the meaning ascribed to it in Section 3.1(m)(iii).

              (ppp) "Person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

              (qqq) "Products Division" means the Company's division that manufactures and sells gift products and collectibles to retailers in various niche markets which has been sold to Gift Connections, Inc.

              (rrr) "Proxy Statement" has the meaning ascribed to it in Section 3.1(d).

              (sss)  "RCRA" has the meaning ascribed to it in Section 8.3(ff).

              (ttt) "Real Property" has the meaning ascribed to it in Section 3.1(m).

              (uuu)  "Real Property Leases" has the meaning ascribed to it in
       Section 3.1(m)(iii).

              (vvv) "Reinhart Employment Agreement" means the Employment Agreement, dated March 13, 1998, between Charles Reinhart and the Company.

              (www) "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Material into the Environment.

              (xxx) "Savings Plan" has the meaning ascribed to it in Section 5.10(b).

              (yyy)  "SEC" has the meaning ascribed to it in Section 3.1(d).

              (zzz) "SEC Documents" has the meaning ascribed to it in Section 3.1(e)(i).

              (aaaa) "SEC Financial Statements" has the meaning ascribed to it in Section 3.1(e)(i).

              (bbbb) "Section 302A.473" has the meaning ascribed to it in
       Section 2.1(d).

              (cccc) "Securities Act" has the meaning ascribed to it in Section 3.1(c).

              (dddd) "Site" means any of the real properties currently or previously owned, leased or operated by the Company, its former Subsidiaries, any predecessors of the Company or its former Subsidiaries or any entities previously owned by the Company or its former Subsidiaries, including all soil, subsoil, surface waters and groundwater thereat.

              (eeee) "Special Committee" has the meaning ascribed to it in
       Section 3.1(d).

              (ffff) "Special Meeting" has the meaning ascribed to it in the Recitals.

              (gggg) "Stock Plans" has the meaning ascribed to it in Section 2.4(b).

              (hhhh) "Sub" has the meaning ascribed to it in the Introduction.

              (iiii) a "Subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interest of which) is owned directly or indirectly by such first Person.

              (jjjj) "Superior Acquisition Proposal" has the meaning ascribed to it in Section 7.1(e).

              (kkkk) "Surviving Corporation" has the meaning ascribed to it in the Recitals.

              (llll) "Swap Obligations" means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of any Swap Obligation shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap Obligation had terminated at the end of such fiscal quarter, and, in making such determination, if any agreement relating to such Swap Obligation provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then, in each such case, the amount of such obligation shall be the net amount so determined.

              (mmmm) "Tax Return" has the meaning ascribed to it in Section 3.l(j).

              (nnnn) "Tax(es)" has the meaning ascribed to it in Section 3.1(j).

              (oooo) "Transaction Proposals" has the meaning ascribed to it in
       Section 5.8(a).

              (pppp) "Unaudited Financial Statement" has the meaning ascribed to it in Section 3.1(e)(ii).

              (qqqq) "Willette Employment Agreement" means the Employment Agreement, dated March 13, 1998, between Willette and the Company.

              (rrrr) "Willette Option Termination Agreement" means the Option Termination and Grant Agreement, dated the date hereof, between ADT and
       E. David Willette, in the form of Exhibit D attached hereto.

              (ssss) "Willette Subscription Agreement" means the Subscription Agreement dated the date hereof between ADT and E. David Willette, in the form of Exhibit E attached hereto.

       8.4 INTERPRETATION. A reference made in this Agreement to a Section, Exhibit or Schedule, shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

       8.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

       8.6 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. Except as provided in Section 5.4, this Agreement is not intended to confer upon any Person other than the parties any rights or remedies.

       8.7 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without regard to any conflict of laws provisions that might indicate the applicability of the laws of any jurisdiction other than the State of New York), except to the extent that the MBCA applies as a result of the Company and Sub being incorporated in the State of Minnesota, in which case the MBCA shall apply to the extent required under applicable choice of law doctrines.

       8.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

       8.9 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.
It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of New York or of the United States located in the State of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, and each party agrees (a) it will not attempt to deny or defeat personal jurisdiction or venue in any such court by motion or other request for leave from any such court and (b) it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than any such court.


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


       8.10 SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein, so long as the economic and legal substance of the transactions contemplated hereby are not affected in a manner materially adverse to any party hereto.

       8.11 GUARANTY. ADI shall fully, completely and unconditionally guarantee the performance of the obligations of Sub under this Agreement.

       IN WITNESS WHEREOF, Sub, ADI and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                             VAUGHN COMMUNICATIONS, INC.


                             By /S/ E. David Willette

                             Its Chief Executive Officer


                             TWIN ACQUISITION CORP.


                             By /S/ Emily M. Hill

                             Its Vice President



                             FOR PURPOSES OF SECTION 8.11 ONLY:

                             ALLIED DIGITAL, INC.

                             By /S/ Emily M. Hill

                             Its Senior Vice President



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